STARK & STARK

A PROFESSIONAL CORPORATION

A T T O R N E Y S A T L A W

OFFICE: 993 LENOX DRIVE LAWRENCEVILLE, NJ 08648-2389

MAILING: PO BOX 5315 PRINCETON, NJ 08543-5315

609-896-9060 (PHONE) 609-896-0629 (FAX}

WWW.STARK-STARK.COM

GH Capital, Inc.

200 South Biscayne Boulevard Suite 2790

Miami, Florida 33131

June 2, 2016

Gentlemen:

You have requested our opinion, as counsel for GH Capital, Inc. a Florida corporation (the "Company"), in connection with registration statement on Form S-1 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to 17,047,417 shares of the Company's common stock, par value $0.0001 per share (the "Shares"), that are being issued to the selling shareholders (the "Selling Shareholders").

In order to render our opinion, we have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the Shares will be legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the laws of the State of Florida. This opinion opines upon Florida law including the statutory provisions, all applicable provisions of the statutes and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

STARK & STARK, PC

A Professional Corporation

By: Isl Max Schatzow

Max Schatzow, Esq.

N E W JE R S E Y • P E N N S Y L V A N IA • N E W Y O R K